UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AAON, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-00448736
(State or other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

2425 S. Yukon, Tulsa, Oklahoma 74107
(Address of principal executive offices)

AAON, Inc. 2007 Long-Term Incentive Plan
(Full title of the plan)

Luke A. Bomer
Johnson & Jones
Two Warren Place
6120 S. Yale Ave., Suite 500
Tulsa, Oklahoma 74136
(Name and address of agent for service)

(918) 584-6644
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.

Large accelerated filer ✓	Accelerated filer
Non-accelerated filer	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $.004 par value	750,000 shares (2)	$20.84 (3)	$15,630,000 (3)	$1,573.94 (3)
______________________

(1) Includes, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional shares of common stock which may become issuable under the Plan as a result of any future anti-dilution adjustment in accordance with the terms of the Plan or upon a stock split, stock dividend or similar transaction.

(2) The 750,000 shares of common stock being registered represent the 500,000 additional shares of AAON, Inc., a Nevada corporation (the “Company”) common stock, $0.004 par value per share (“Common Stock”), approved by the Company’s stockholders on May 20, 2014 for issuance under the AAON, Inc. 2007 Long-Term Incentive Plan, as amended (the “Plan”), adjusted to reflect the Company’s 3-for-2 stock split (in the form of a 50% stock dividend) on July 16, 2014.

(3) Estimated solely for the purpose of calculating the amount of registration fee, in accordance with Securities Act Rule 457(c) and (h), based on the average of the high and low price per share of Common Stock on October 27, 2015, as reported on the NASDAQ Stock Market LLC.

Explanatory Note

This Registration Statement on Form S-8 is filed by AAON, Inc., a Nevada corporation (the “Company” or the “Registrant”), relating to 750,000 additional shares of the Company’s common stock, par value $0.004 per share (the “Common Stock”), authorized for issuance under the AAON, Inc. 2007 Long-Term Incentive Plan, as amended (the “Plan”), which shares of Common Stock are in addition to the 1,687,500 shares of Common Stock (500,000 shares originally, as adjusted for stock splits) registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2008 (Commission File No. 333-151915) (the “Prior Registration Statement”).

On April 9, 2014 the Company filed with the Commission a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 500,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved by the Company’s stockholders on May 20, 2014. Following such stockholder approval, the Company declared a 3-for-2 stock split (in the form of a 50% stock dividend) effective on July 16, 2014, thereby resulting in an increase of the number of additional shares authorized for issuance under the Plan from 500,000 to 750,000.

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Part II

Information Required in the REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by the Registrant:

(a)	The Company’s Annual Report on Form 10-K, for the year ended December 31, 2014, filed February 27, 2015, (Commission File No. 000-18953);

(b)
All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and;

(c)
The description of the Company’s common stock which is contained under the caption “Description of Securities”, in the Company’s Registration Statement on Form S-1 (Commission File No. 33-31405) as filed with the Commission on May 29, 1990, as such description was amended by Exhibit 1 to the Company’s Current Report on Form 8-K filed with the Commission on March 24, 1994, and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 8. Exhibits

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on November 2, 2015.

AAON, Inc.

By: /s/ Norman H. Asbjornson
Norman H. Asbjornson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Norman H. Asbjornson Norman H. Asbjornson	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2015

/s/ Scott M. Asbjornson Scott M. Asbjornson	Chief Financial Officer (Principal Financial Officer)	November 2, 2015

/s/ Rebecca A. Thompson Rebecca A. Thompson	Chief Accounting Officer (Principal Accounting Officer)	November 2, 2015

/s/ Gary D. Fields	Director	November 2, 2015
Gary D. Fields

/s/ Paul K. Lackey, Jr.	Director	November 2, 2015
Paul K. Lackey, Jr.

/s/ Jerry R. Levine	Director	November 2, 2015
Jerry R. Levine

/s/ A.H. McElroy II A.H. McElroy II	Director	November 2, 2015

/s/ Jack E. Short Jack E. Short	Director	November 2, 2015

Exhibit Index

Exhibit Number	Exhibit Description
5.1	Opinion of Johnson & Jones, P.C.*
10.1
AAON, Inc. 2007 Long-Term Incentive Plan, as amended and restated (filed with the Commission on April 9, 2014 as Annex C to the Company’s Definitive Proxy Statement on Schedule 14A (Commission File No. 000-18953) and incorporated herein by this reference.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.*
23.2	Consent of Johnson & Jones, P.C. (contained in Exhibit 5.1)*

_______________________________________

* Filed herewith

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